Exhibit 23.4

CONSENT OF ROMA APPRAISALS LIMITED

Roma Appraisals Limited (“Roma”) hereby consents to (i) the filing of our valuation opinion dated February 28, 2025 (the “Opinion”) to PrimeGen U.S., Inc. (“PGUS”), as an Annex to the proxy statement/prospectus included in this Registration Statement on Form S-4, and any supplements and amendments thereto, (ii) the references therein to Roma and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by PGUS. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ROMA APPRAISALS LIMITED

/s/ Roma Appraisals Limited

Date: September 9, 2026